Exhibit 10(cc)
November 5, 2004

Deborah A. Meekins, President & C.E.O.
Northern Empire Bancshares
810 Fourth Street
Santa Rosa, CA 95404

Re: Option Cancellation

Dear Debbie:

I am writing in furtherance of our Board's determination that it is in the best interests of Northern Empire Bancshares for non-employee directors to cancel options held by them at the beginning of this year.

To implement this determination, I agree with the Corporation that:

(1) My exercise of earlier this year of options representing * shares will be deemed to have been increased to the market price per shares as of the date of exercise, April 15, 2004. As a result, I am paying the Corporation an additional $ * .

(2) We are canceling all of the outstanding options under the 1997 Stock
Option Plan,                 as amended (including the options
reinstated under the preceding paragraph). As a result, * options representing shares are cancelled.

I am pleased to be able to support the Board's determination. At this stage in the Corporations; development, we strongly believe that our action will benefit all shareholders and will position the Corporation to take advantage of the opportunities that lie ahead.

I look forward to building on almost 20 years of success.

Very truly yours,

Clement C. Carinalli



* Blank spaces contain confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.